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                                                                    EXHIBIT  4.1

                                                                November 4, 1994
Oshman's Sporting Goods, Inc.
2302 Maxwell Lane

Houston, TX 77223

Gentlemen:

Reference is made to the Financing Agreement dated August 31, 1992 (as amended or otherwise modified from time to time, the "Financing Agreement") among J. S. Oshman and Co., Inc., Oshman Sporting Goods Co., Alabama, Oshman Sporting Goods Co., Arizona, Oshman Sporting Goods Co., Arkansas, Oshman Sporting Goods, Co., California, Oshman Sporting Goods Co., Florida, Oshman Sporting Goods Co., Georgia, Oshman Sporting Goods Co., Hawaii, Oshman Sporting Goods Co., Louisiana, Oshman Sporting Goods, Co., Minnesota, Oshman Sporting Goods, Co., Missouri, Oshman Sporting Goods Co., Nevada, Oshman Sporting Goods Co., New Jersey, Oshman Sporting Goods Co., New Mexico, Oshman Sporting Goods Co., New York, Oshman Sporting Goods Co., Ohio, Oshman Sporting Goods Co., Oklahoma, Oshman Sporting Goods Co., Tennessee, Oshman Sporting Goods Co., Washington, Oshman's Ski Skool, Inc., Oshman Sporting Goods Co., Texas, Oshman's Sporting Goods, Inc. - Services, and Oshman Sporting Goods Co., Oregon (collectively the "Companies"), and The CIT Group/Business Credit, Inc. (the "CITBC"). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Financing Agreement.

1) The following definitions are hereby inserted into Section 1 of the Financing Agreement in their proper alphabetical order:

        "LIBOR shall mean, at any time of determination, and subject to availability, the London Interbank Offered Rate paid on one month, two month or three month dollar deposits from other banks as published, under "Money Rates", in the New York City edition of the Wall Street Journal or if there is no such publication or statement therein as to Libor, then in any publication used in the New York City financial community."

        "LIBOR LOAN shall mean the loans for which the Companies have elected to use Libor for interest rate computations."

        "LIBOR PERIOD shall mean the Libor for one month, two month, or three month dollar deposits, as selected by the Companies."

2) Section 1 of the Financing Agreement is hereby further amended by amending the definitions of "Anniversary Date" and "Capital Expenditures".

        (a) The definition of "Anniversary Date" is hereby amended by deleting it in its entirety and the following is substituted in lieu thereof:

        "ANNIVERSARY DATE shall mean the date occurring five (5) years from the date of execution hereof and the same date in every year thereafter, provided however, that if the Companies give notice, in accordance with
        Section 10 of this Financing Agreement, to terminate, on an Anniversary Date, and such date is not a business day, then the Anniversary Date shall be the next succeeding business day."

        (b) The definition of "Capital Expenditures" is hereby amended by deleting the period and adding the following to the end of the definition:

        "and such expenditures shall be reduced by any amounts received as landlord's construction rebates not included or reflected by the property, plant or equipment or similar asset account reflected on the balance sheet of the Companies or any one of them."

3) Effective August 1, 1995 the dollar amount "$40,000,000.00" as it appears in the definition of Revolving Line of Credit and Availability is hereby amended to read: "$50,000,000.00." Notwithstanding such increase in the Revolving Line of Credit, all loans, advances and extensions of credit to you pursuant to Section 3 and 4 of the Financing Agreement shall be within the Borrowing Base.

4) At your request, we have, as an accommodation to the Companies, granted to the Companies a seasonal overline facility (herein the "Seasonal Overline") in excess of the limitations set forth under the Financing Agreement effective October 15th through December 15th of each year commencing October 15, 1995 so long as the Financing Agreement is in full force and effect, subject to the absence of any Default or Event of Default (herein "Seasonal Overline Period"). During such Seasonal Overline Period, the Seasonal Overline pursuant to such facility shall not exceed the amount of $15,000,000.00 in the aggregate at any one time.

In furtherance of the foregoing, effective October 15, 1995 the dollar amount of $50,000,000.00 as it appears in the definitions of Revolving Line of Credit and Availability is amended to read "$65,000,000.00" solely and exclusively from October 15, 1995 through December 15, 1995 and for each Seasonal Overline Period in each year thereafter, provided that:

        (i) notwithstanding such increase in the Revolving Line of Credit for such month, all loans, advances and extensions of credit to you pursuant to Section 3 and 4 of the Financing Agreement shall be within the Borrowing Base;

        (ii) prior to October 15, 1995 such dollar amounts in the definitions of Revolving Line of Credit and Availability shall remain $50,000,000.00; and

        (iii) effective December 16, 1995 and December 16th of each year thereafter through and including the following October 14th such dollar amounts in the definitions of Revolving Line of Credit and Availability shall automatically revert back to $50,000,000".

        (iv) such Seasonal Overline facility shall (a) be made subject to, and in accordance with, all of the terms, provisions and conditions of the Financing Agreement; (b) bear interest at the rate set forth in Paragraph 1 of Section 7 of the Financing Agreement; (c) be secured by all liens upon, and security interest in, all Accounts and other Collateral under the Financing Agreement and any other of the Companies' assets or property now or hereafter subject to a lien or security interest in our favor or for our benefit, including without limitation the assets pledged to us by the Guarantors; (d) be made available absent the occurrence of a Default or an Event of Default.

It is hereby understood and agreed that if said Seasonal Overline facility is not paid in full on or prior to December 16th following such Seasonal Overline Period it will be deemed an Event of Default as defined in the Financing Agreement.

5) Paragraph 11 of Section 6 of the Financing Agreement is hereby amended by deleting the amount "$4,500,000.00" appearing in subparagraph iii) and substituting the amount "$6,500,000.00" for the fiscal year ending January 28, 1995;"

6) Section 7 of the Financing Agreement is hereby amended by deleting paragraph 1 and substituting the following in lieu thereof:

        "1. (A) Interest on the Revolving Loans shall be payable monthly as of the end of each month and shall be an amount equal to a) the sum of one-half of one percent (.5%) and the Chemical Bank Rate, on a per annum basis, on the average of the net balances owing by all of the Companies to CITBC in the Collective Account at the close of each day during such month on balances other than Libor Loans and b) three percent (3%) plus Libor on any Libor Loan as to any then outstanding Revolving Loans which are Libor Loans, on a per annum basis, on the average of the net balances of such Libor Loans owing by the Companies to CITBC in the Collective Account at the close of each day during such month for the Libor Period; but in no event shall the interest charged hereunder exceed the Maximum Legal Rate. The Companies may elect to use Libor as to any then outstanding Revolving Loans provided x) there is then no Event of Default, y) the Companies have so advised CITBC of their election to use Libor and the Libor Period selected no later than three
        (3) business days preceding the first day of a Libor Period and z) the election and Libor shall be effective, provided, there is then no Event of Default, on the fourth business day following said notice. The Libor elections must be for $1,000,000.00 or more and there shall be no more than three (3) elections to use Libor to compute interest at any one time under paragraph 1 of this Section 7. If no such election is timely made or can be made or Libor can not be determined, then CITBC shall use the Chemical Bank Rate to compute interest. In the event of any changes in said Chemical Bank Rate, the rate under clause "a)" above shall change, as of the first of the month following any change, so as to remain one-half of one percent (1/2 of 1%) above the Chemical Bank Rate. The rates hereunder shall be calculated based on a 360 day year. CITBC shall be entitled to charge the Companies Collective Account at the rate provided for herein until all Obligations have been paid in full."

        1. (B) Subject to compliance with the conditions set forth in this subparagraph (B), the Companies shall be entitled to interest rate reductions (each an "Interest Rate Reduction") as outlined below.

        If the ratio of all of the Companies' Average Loan Balances to EBITDA meets or exceeds the Companies' financial projections with respect thereto for a fiscal year as indicated in such projections delivered to CITBC, which projections must be satisfactory to CITBC (herein "Financial Projections") then the spread over the (a) Chemical Bank Rate shall be reduced by one-quarter of one percent (1/4 of 1%) and (b) Libor rate shall be reduced by one-quarter of one percent (1/4 of 1%). If the Companies fail to meet their Financial Projections for a fiscal year then the spread over the (a) Chemical Bank Rate shall be increased by one-quarter of one percent (1/4 of 1%) and (b) Libor rate shall be increased by one-quarter of one percent (1/4 of 1%) (each an "Interest Rate Increase"). "Average Loan Balances" as used herein shall mean the average of the net balances owing by all the twelve (12) months in the fiscal year then ended.

        In addition to the foregoing requirements, each Interest Rate Reduction is subject to the Companies' compliance with each of the following conditions in (i) through (v) below and the effective date of each Interest Rate Increase is governed by (iii) and (iv) below:

        (i) Timely receipt by CITBC of the Companies' audited Consolidated Balance Sheet and income statement (the "Financial Statements") in accordance with the provisions of paragraph 7 of Section 6;

        (ii) The absence of any Default or Event of Default;

        (iii) As to the spread over the Chemical Bank Rate, and any Interest Rate Reduction or the Interest Rate Increase with respect thereto, as the case may be, any such decreases or increases, will be effective on the first day of the month following CITBC's receipt of the Financial Statements with respect to the fiscal year in which the Companies are determined to be eligible for such Interest Rate Reduction or such Interest Rate Increase; and

        (iv) As to the spread over the Libor rate, and any Interest Rate Reduction or Interest Rate Increase with respect thereto, as the case may be, any such decreases or increases will be effective on the first day of a Libor Period and shall only be applicable to a Libor Period commencing on or after CITBC's receipt of the applicable Financial Statements; and

        (v) In no event shall the total of all Interest Rate Reductions or Interest Rate Increases hereunder on the Revolving Loan reduce or increase the applicable rates by more than three-quarters of one percent (.75%) from those rates in effect on the date hereof.

        Notwithstanding the foregoing, nothing contained in this subparagraph
        (v) is intended to modify the provisions of paragraph 2 of Section 9 providing for the right of CITBC to charge the Default Rate of Interest as set forth therein.

7) Section 7 of the Financing Agreement is hereby amended by the addition thereto of the following new paragraph:

        "10. The Companies shall pay to CITBC, upon the request of CITBC, such amount or amounts as shall compensate CITBC for any loss, costs or expenses incurred by CITBC (as reasonably determined by CITBC) as a result of: (i) any payment or prepayment on a date other than the last day of a Libor Period for such Libor Loan, or (ii) any failure of the Companies to borrow a Libor Loan on the date for such borrowing specified in the relevant notice; such compensation to include, without limitations, an amount equal to any loss or expense suffered by CITBC during the period from the date of receipt of such payment or prepayment or the date of such failure to borrow to the last day of such Libor Period if the rate of interest obtained by CITBC upon the reemployment of an amount of funds equal to the amount of such payment, prepayment or failure to borrow is less than the rate of interest applicable to such Libor Period. The determination by CITBC of the amount of any such loss or expense, when set forth in a written notice to the Companies, contained CITBC's calculations hereof in reasonable detail, shall be conclusive on the Companies, in the absence of manifest error."

In consideration of (i) the preparation of this amendment by the Legal Department of CITBC, you hereby agree to pay us a Documentation Fee equal to $800.00 and (ii) our execution of this agreement you hereby agree to pay us an Accommodation Fee equal to $50,000.00, and you authorize us to charge your loan account with such fee on the date hereof.

Except to the extent set forth herein, no other change in any of the terms or provisions of the Financing Agreement is intended or implied.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed copy of this letter to so indicate.

                                      Very truly yours,

                               THE CIT GROUP/BUSINESS CREDIT, INC.

                               By_________________________________
                                    Title:

Read and Agreed to:

J. S. Oshman and Co., Inc.
Oshman Sporting Goods Co., Alabama
Oshman Sporting Goods Co., Arizona
Oshman Sporting Goods Co., Arkansas
Oshman Sporting Goods, Co., California
Oshman Sporting Goods Co., Florida
Oshman Sporting Goods Co., Georgia
Oshman Sporting Goods Co., Hawaii
Oshman Sporting Goods Co., Louisiana
Oshman Sporting Goods, Co., Minnesota
Oshman Sporting Goods, Co., Missouri
Oshman Sporting Goods Co., Nevada
Oshman Sporting Goods Co., New Jersey
Oshman Sporting Goods Co., New Mexico
Oshman Sporting Goods Co., New York
Oshman Sporting Goods Co., Ohio
Oshman Sporting Goods Co., Oklahoma
Oshman Sporting Goods Co., Tennessee
Oshman Sporting Goods Co., Washington
Oshman's Ski Skool, Inc.
Oshman Sporting Goods Co., Texas
Oshman's Sporting Goods, Inc. - Services
Oshman Sporting Goods Co., Oregon

By______________________________________
     Title: